Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS
FIRST QUARTER 2015 RESULTS AND PROVIDES OPERATIONAL UPDATE

DALLAS, Texas, May 6, 2015 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Permian Basin operations in Southeast New Mexico and West Texas and its Eagle Ford operations in South Texas, today reported financial and operating results for the three months ended March 31, 2015.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Oil production (MBbl)	1,009	1,018	661
Natural gas production (Bcf)	6.6	5.4	2.5
Average daily oil equivalent production (BOE/d)	23,513	20,807	11,904
Average daily oil production (Bbl/d)	11,206	11,062	7,344
Average daily natural gas production (MMcf/d)	73.8	58.5	27.4
Oil and natural gas revenues (in millions)	$62.5	$93.1	$78.9
Average realized oil price, $/Bbl	$43.37	$69.09	$96.34
Average realized natural gas price, $/Mcf	$2.82	$4.24	$6.20
Adjusted EBITDA(1) (in millions)	$50.1	$70.3	$56.3
(1) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, please see “Supplemental Non-GAAP Financial Measures” below.

For the first quarter ended March 31, 2015:

•
An increase of 53% year-over-year in oil production from 661,000 barrels for the three months ended March 31, 2014 to 1.01 million barrels for the three months ended March 31, 2015; oil production was flat sequentially from 1.02 million barrels produced in the three months ended December 31, 2014.

•
Record natural gas production resulting in a 170% year-over-year increase from 2.5 billion cubic feet produced in the three months ended March 31, 2014 to 6.6 billion cubic feet for the three months ended March 31, 2015, and a sequential increase of 24% from 5.4 billion cubic feet produced in the three months ended December 31, 2014.

•
Record average daily oil equivalent production resulting in a 98% year-over-year increase from 11,904 barrels of oil equivalent (“BOE”) per day, consisting of 7,344 barrels of oil per day and 27.4 million cubic feet of natural gas per day, for the three months ended March 31, 2014 to 23,513 BOE per day for the three months ended March 31, 2015, consisting of 11,206 barrels of oil per day and 73.8 million cubic feet of natural gas per day, and a sequential increase of 13% from 20,807 BOE per day, consisting of 11,062 barrels of oil per day and 58.5 million cubic feet of natural gas per day, for the three months ended December 31, 2014. During the first quarter of 2015, the number of drilling rigs in use declined from five rigs to two rigs.

•
A 21% year-over-year decrease in oil and natural gas revenues from $78.9 million reported during the first quarter of 2014 to $62.5 million for the first quarter of 2015, and a sequential decrease of 33% from $93.1 million reported in the fourth quarter of 2014. Weighted average oil and natural gas prices realized in the first quarter of 2014 were $96.34 per barrel and $6.20 per thousand cubic feet, respectively, significantly higher than the weighted average oil and natural gas prices of $43.37 per barrel and $2.82 per thousand cubic feet, respectively, realized in the first quarter of 2015 and $69.09 per barrel and $4.24 per thousand cubic feet, respectively, realized in the fourth quarter of 2014. Capital expenditures for 2015 were reduced from $610 million in capital spending in 2014 to guidance of approximately $350 million (excluding capital expenditures associated with the HEYCO merger).

•
An 11% year-over-year decrease in Adjusted EBITDA, a non-GAAP financial measure, from $56.3 million reported during the first quarter of 2014 to $50.1 million for the first quarter of 2015, and a sequential decrease of 29% from $70.3 million reported in the fourth quarter of 2014.

Additional Highlights:

•
Record total proved oil and natural gas reserves of 79.3 million BOE at March 31, 2015, including 32.5 million barrels of oil and 280.5 billion cubic feet of natural gas, a sequential BOE increase of 15% in the first quarter of 2015 from 68.7 million BOE at December 31, 2014, including 24.2 million barrels of oil and 267.1 billion cubic feet of natural gas, and a year-over-year BOE increase of 45% from 54.6 million BOE, including 16.9 million barrels of oil and 225.9 billion cubic feet of natural gas, at March 31, 2014. The PV-10 of Matador’s total proved reserves, a non-GAAP financial measure, increased to $1.07 billion at March 31, 2015, as compared to $1.04 billion at December 31, 2014, an increase of 3%, and $739.8 million at March 31, 2014, an increase of 45%, despite significantly lower average oil and natural gas prices used to estimate total proved reserves at March 31, 2015. The average oil and natural gas prices used in preparing these estimates, as further adjusted for those factors affecting the oil and natural gas prices received at the wellhead, were $79.21 per barrel and $3.88 per million British Thermal Units (“MMBtu”), respectively, at March 31, 2015, as compared to $91.48 per barrel and $4.35 per MMBtu, respectively, at December 31, 2014, and $94.92 per barrel and $3.99 per MMBtu, respectively, at March 31, 2014.

•
Announced the 24-hour initial potential test results from two new Delaware Basin completions, one in the Wolfcamp “A”/“X” sand in the northwest portion of the Wolf prospect in Loving County, Texas and one in the Third Bone Spring in the Ranger prospect in Lea County, New Mexico. The Billy Burt 90-TTT-B33 WF #202H, completed in the Wolfcamp “A”/“X” sand, flowed 1,028 BOE per day (66% oil), consisting of 683 barrels of oil per day and 2.1 million cubic feet of natural gas per day, at a flowing surface pressure of 3,025 pounds per square inch (“psi”) on a 26/64-inch choke. The Cimarron 16-19S-34E RN #134H, completed in the Third Bone Spring, flowed 804 BOE per day (94% oil), consisting of 754 barrels of oil per day and 303 thousand cubic feet of natural gas per day at a flowing surface pressure of 725 psi on a 26/64-inch choke.

•
On February 27, 2015, Matador consummated the merger of its wholly owned subsidiary with Harvey E. Yates Company (“HEYCO”), adding 58,600 gross (18,200 net) acres to its growing acreage position in the Permian Basin. Mr. George M. Yates, Chairman & CEO of HEYCO Energy Group, Inc. (the former sole shareholder of HEYCO) was appointed to Matador’s Board of Directors on April 28, 2015.

•	In April 2015, Matador issued $400 million of 6.875% senior unsecured notes due 2023 at par, raising net proceeds of approximately $392 million.

•	In April 2015, Matador completed a public offering of 7.0 million shares of common stock, raising net proceeds of approximately $188 million.

•
Increased full-year 2015 oil production guidance from 4.0 to 4.2 million barrels to 4.1 to 4.3 million barrels. Reaffirmed all other full-year 2015 guidance estimates as provided at its Analyst Day on February 5, 2015, and reaffirmed on March 2, 2015 and April 6, 2015, including (1) capital expenditures of $350 million (excluding capital expenditures associated with the HEYCO merger), (2) natural gas production of 24.0 to 26.0 billion cubic feet, (3) oil and natural gas revenues of $270 to $290 million and (4) Adjusted EBITDA of $200 to $220 million. Oil and natural gas revenues and Adjusted EBITDA guidance are based on estimated average realized oil and natural gas prices of $50.00 per barrel and $3.00 per thousand cubic feet for all of 2015.

First Quarter 2015 Operating and Financial Results

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “Three years ago when Matador went public, Matador was producing approximately 8,000 BOE per day, almost all of which was natural gas. In the first quarter of 2015, we averaged 23,513 BOE per day, almost half of which was oil. This growth was accomplished without our net debt to trailing 12-month Adjusted EBITDA ratio on the balance sheet ever exceeding 1.8x, and today, we are at 1.2x. Despite the challenging commodity price environment, the Matador staff and board of directors delivered another record production quarter at 2.1 million BOE, marking the first time we have produced more than two million BOE in a single quarter. Our average daily production rate topped 25,000 BOE per day for the first time in mid-March, and we have continued to produce above that level since then. Obviously, we continue to be very pleased with the well results we are achieving throughout our operating areas in the Permian, Eagle Ford and Haynesville, as well as the improvements we are making in reducing operating costs and capital expenditures.

“On February 27, 2015, we closed our merger with HEYCO and welcomed 29 new employees in Roswell, New Mexico to the Matador team. Today, we are nearing completion of two additional joint ventures associated with the HEYCO merger, which will add to our Delaware Basin leasehold. In addition, I am pleased to announce that Mr. George M. Yates, Chairman & CEO of HEYCO Energy Group, was officially appointed to Matador’s Board of Directors on April 28, 2015. Further, we now expect to drill our first horizontal well on the HEYCO acreage in the third quarter of 2015 and also plan to begin the workover and recompletion program on up to 30 existing vertical wells on these properties during the second quarter. We look forward to a long and productive working association with George and our new Roswell staff.

“Matador is currently running two rigs in the Permian Basin, one in Loving County, Texas and the other in Eddy County, New Mexico, but we are now considering adding a third rig in the Permian as early as late summer. The results of our two most recent wells in the Rustler Breaks area in Eddy County, New Mexico, with 24-hour IPs of 1,300 to 1,500 BOE per day, were particularly encouraging and have opened up two more potential completion targets in the Wolfcamp play in that area. We have recently completed drilling our first test of the Second Bone Spring in the Rustler Breaks area. We are also very pleased with the results announced today for the Cimarron 16-19S-34E RN #134H well, a Third Bone Spring test in the Ranger area in Lea County, New Mexico, which tested 804 BOE per day (94% oil), including 754 barrels of oil per day, at a flowing surface pressure of 725 psi on a 26/64-inch choke during its 24-hour initial potential test. We consider this to be a strong result for the Third Bone Spring, particularly considering that the Cimarron well is producing at over a 90% oil cut and that we drilled and completed this well for approximately $5.3 million. The performance of our wells in the Wolf prospect area in Loving County, Texas also continues to exceed expectations, and we are also pleased to announce the results for the Billy Burt 90-TTT-B33 WF #202H well, a Wolfcamp “A”/“X” sand test, which tested 1,028 BOE per day (63% oil), consisting of 683 barrels of oil per day and 2.1 million cubic feet of natural gas per day at a flowing surface pressure of 3,025 psi on a 26/64 inch choke. We have now moved to the development phase in our Wolf prospect and plan to keep one rig drilling there continuously for the foreseeable future.

“Finally, during the month of April, Matador successfully completed a $400 million notes offering as well as a $189 million equity offering providing us with approximately $500 million in liquidity to conduct our operations going forward while also continuing to protect the strength of the balance sheet for our shareholders and bondholders. In fact, our current liquidity approaches our market capitalization at the time we went public three years ago. Matador is proud of the progress we have made both financially and operationally since going public, and we are excited and eager for the opportunities that may lie ahead.”

Production, Revenues, Adjusted EBITDA and Net Income

The table below provides selected operating data for the first quarter of 2015, the fourth quarter of 2014 and the first quarter of 2014.

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net Production Volumes:(1)
Oil (MBbl)(2)	1,009	1,018	661
Natural gas (Bcf)(3)	6.6	5.4	2.5
Total oil equivalent (MBOE)(4)	2,116	1,914	1,071
Average daily production (BOE/d)(5)	23,513	20,807	11,904
Average Sales Prices:
Oil, with realized derivatives (per Bbl)	$57.68	$80.65	$94.91
Oil, without realized derivatives (per Bbl)	$43.37	$69.09	$96.34
Natural gas, with realized derivatives (per Mcf)	$3.43	$4.61	$5.83
Natural gas, without realized derivatives (per Mcf)	$2.82	$4.24	$6.20
Operating Expenses (per BOE):
Production taxes and marketing	$3.33	$4.93	$5.61
Lease operating	$6.16	$8.68	$8.73
Depletion, depreciation and amortization	$21.96	$22.86	$22.43
General and administrative(6)	$6.34	$4.56	$6.74
Total	$37.79	$41.03	$43.51

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(6) Includes approximately $0.65 of non-cash, stock-based compensation expenses and $1.05 of one-time, non-recurring due diligence costs and other fees and expenditures associated with the HEYCO merger.

Production and Revenues

Quarterly production results for the first quarter of 2015 were the best in Matador’s history. Average daily oil equivalent production almost doubled from 11,904 BOE per day (62% oil by volume) in the first quarter of 2014 to 23,513 BOE per day (48% oil by volume) during the first quarter of 2015. Total oil production increased 53% from 661,000 barrels of oil, or 7,344 barrels of oil per day, during the first quarter of 2014 to 1.01 million barrels of oil, or 11,206 barrels of oil per day, during the first quarter of 2015. This increase in oil production was primarily a result of ongoing development activities in the Eagle Ford shale, as well as increased oil production from the Company’s better-than-expected initial well performance in the Permian Basin. Oil production was about 14% higher than projected for the first quarter of 2015 as a result of several new Eagle Ford wells coming on production at better initial flow rates than expected and due to offsetting wells being returned to production sooner than anticipated following the completion of these wells. Eagle Ford oil production increased approximately 36% year-over-year from 579,000 barrels, or 6,430 barrels of oil per day, produced in the first quarter of 2014 to 785,000 barrels, or about 8,719 barrels of oil per day, produced in the first quarter of 2015. In addition, Matador’s Permian Basin oil production almost tripled year-over-year from approximately 81,300 barrels, or 904 barrels of oil per day, in the first quarter of 2014 to about 222,000 barrels, or 2,467 barrels of oil per day, in the first quarter of 2015.

Total natural gas production increased 170% from 2.5 billion cubic feet of natural gas, or 27.4 million cubic feet of natural gas per day, during the first quarter of 2014 to 6.6 billion cubic feet of natural gas, or 73.8 million cubic feet of natural gas per day, during the first quarter of 2015. This increase in natural gas production was primarily attributable to the increased natural gas production resulting from new, non-operated Haynesville shale wells completed and placed on production on Matador’s Elm Grove properties in Northwest Louisiana during the latter half of 2014 and into 2015, but also includes increased natural gas production associated with Matador’s operations in the Permian Basin, particularly in the Wolf prospect area. Matador’s Haynesville natural gas production increased from 855 million cubic feet of natural gas, or about 9.5 million cubic feet of natural gas per day, in the first quarter of 2014 to 4.6 billion cubic feet of natural gas, or approximately 50.6 million cubic feet of natural gas per day, in the first quarter of 2015.

Oil and natural gas revenues decreased 21% from $78.9 million in the first quarter of 2014 to $62.5 million in the first quarter of 2015. Despite the 53% increase in oil production from 661,000 barrels in the first quarter of 2014 to 1.01 million barrels in the first quarter of 2015, oil revenues decreased 31% from $63.7 million in the first quarter of 2014 to $43.7 million in the first quarter of 2015. This lower oil revenue was attributable to a sharp decline of 55% in the weighted average oil price realized by the Company from $96.34 per barrel in the first quarter of 2014 to $43.37 per barrel realized in the first quarter of 2015. Despite a similar 55% decrease in the weighted average natural gas price realized from $6.20 per thousand cubic feet in the first quarter of 2014 to $2.82 per thousand cubic feet in the first quarter of 2015, natural gas revenues increased 23% from $15.3 million during the first quarter of 2014 to $18.7 million during the first quarter of 2015 due to the 170% increase in natural gas production from 2.5 billion cubic feet in the first quarter of 2014 to 6.6 billion cubic feet in the first quarter of 2015.

Matador’s oil and natural gas hedges helped to mitigate the decline in oil and natural gas revenues during the first quarter of 2015. Total realized revenues, including realized hedging gains and losses, but excluding unrealized, non-cash, hedging gains and losses, increased 5% year-over-year from $77.1 million in the first quarter of 2014 to $81.0 million in the first quarter of 2015. Realized hedging gains, primarily from oil and natural gas hedges, were $18.5 million in the first quarter of 2015, as compared to a realized hedging loss of $1.8 million in the first quarter of 2014.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, decreased 11% from $56.3 million during the first quarter of 2014 to $50.1 million in the first quarter of 2015. This decrease was primarily attributable to the sharp decline in commodity prices during the first quarter of 2015 (weighted average realized oil and natural gas prices of $43.37 per barrel and $2.82 per thousand cubic feet, respectively), as compared to the first quarter of 2014 (weighted average realized oil and natural gas prices of $96.34 per barrel and $6.20 per thousand cubic feet, respectively), as discussed in the previous section.

For a definition of Adjusted EBITDA and a reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Net Income and Earnings (Loss) Per Share

For the first quarter of 2015, Matador reported a net loss of approximately $50.2 million and a loss of $0.68 per diluted common share (GAAP), as compared to net income of approximately $16.4 million and earnings of $0.25 per diluted common share in the first quarter of 2014.

As adjusted for certain items (non-GAAP), including a non-cash, unrealized loss on derivatives of $8.6 million, a non-cash, full cost-ceiling impairment of $42.8 million, net of tax effect, and one-time, non-recurring transaction costs associated with the HEYCO merger (and included in G&A expenses) of $2.2 million, Matador reported adjusted net income of approximately $0.9 million and adjusted earnings of $0.01 per diluted common share in the first quarter of 2015.

Matador’s net loss per diluted common share for the first quarter of 2015 was unfavorably impacted by (1) lower realized commodity prices, (2) an unrealized loss on derivatives of $8.6 million, (3) a full-cost ceiling impairment of $42.8 million, net of tax effect, and (4) higher general and administrative costs recorded in the first quarter of 2015 as compared to the first quarter of 2014 attributable to non-recurring due diligence expenses associated with the HEYCO merger and non-cash stock compensation expenses associated with the increase in Matador’s per share stock price. Matador’s net loss per diluted common share for the first quarter of 2015 was favorably impacted and mitigated by (1) significantly higher oil and natural gas production, (2) $18.5 million in realized hedging gains and (3) improvements in lease operating expenses and production taxes and marketing expenses on a unit-of-production basis realized in the first quarter of 2015 as compared to the first quarter of 2014.

For a reconciliation of net income (GAAP) and earnings (loss) per common share (GAAP) to adjusted net income (non-GAAP) and adjusted earnings (loss) per common share (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Sequential Quarterly Production and Financial Results

Three Months Ended March 31, 2015 as Compared to Three Months Ended December 31, 2014

•
Oil production remained relatively flat, going from 1.02 million barrels, or 11,062 barrels of oil per day, in the fourth quarter of 2014 to 1.01 million barrels, or 11,206 barrels of oil per day, in the first quarter of 2015.

•
Natural gas production increased 24% from 5.4 billion cubic feet, or 58.5 million cubic feet per day, in the fourth quarter of 2014 to 6.6 billion cubic feet, or 73.8 million cubic feet per day, in the first quarter of 2015. This increased natural gas production was primarily attributable to the increased natural gas production resulting from new, non-operated Haynesville shale wells completed and placed on production on Matador’s Elm Grove properties in Northwest Louisiana during the latter half of 2014 and into 2015, but also includes increased natural gas production associated with Matador’s well operations in the Permian Basin, particularly in the Wolf prospect area.

•
Total oil equivalent production increased 11% from 1.9 million BOE, or 20,807 BOE per day, in the fourth quarter of 2014 to 2.1 million BOE, or 23,513 BOE per day, in the first quarter of 2015. During the first quarter of 2015, total quarterly oil equivalent production exceeded two million BOE for the first time in Matador’s history.

•
Oil and natural gas revenues decreased 33% from $93.1 million in the fourth quarter of 2014 to $62.5 million in the first quarter of 2015. This decrease in oil and natural gas revenues was attributable to the sharp decline in the weighted average oil and natural gas prices realized by the Company from $69.09 per barrel and $4.24 per thousand cubic feet, respectively, in the fourth quarter of 2014 to weighted average oil and natural gas prices of $43.37 per barrel and $2.82 per thousand cubic feet, respectively, realized in the first quarter of 2015.

•
Adjusted EBITDA decreased 29% from $70.3 million reported in the fourth quarter of 2014 to $50.1 million in the first quarter of 2015. This decrease in Adjusted EBITDA resulted primarily from the decline in commodity prices as noted above.

Operating Expenses

Production Taxes and Marketing

Production taxes and marketing expenses increased 17% on an absolute basis, but decreased 41% on a unit-of-production basis, from $6.0 million (or $5.61 per BOE) for the three months ended March 31, 2014 to $7.0 million (or $3.33 per BOE) for the three months ended March 31, 2015. The increase in production taxes and marketing expenses on an absolute basis was primarily attributable to higher marketing expenses due to the 170% increase in natural gas production to 6.6 billion cubic feet during the three months ended March 31, 2015, as compared to 2.5 billion cubic feet of natural gas production during the three months ended March 31, 2014. This increase in marketing expenses was partially mitigated by lower oil and natural gas revenues leading to corresponding reductions in production taxes due to significantly lower commodity prices realized during the three months ended March 31, 2015 as compared to the three months ended March 31, 2014. The decrease in production taxes and marketing expenses on a unit-of-production basis resulted not only from lower production taxes in the first quarter of 2015, but also from the approximate doubling of total oil equivalent production from 1.1 million BOE in the first quarter of 2014 to 2.1 million BOE in the first quarter of 2015. Oil comprised 48% of total production volume in the first quarter of 2015, as compared to 62% in the first quarter of 2014.

Lease Operating Expenses (“LOE”)

Total lease operating expenses increased 40% on an absolute basis, but decreased 29% on a unit-of-production basis, from $9.4 million (or $8.73 per BOE) for the three months ended March 31, 2014 to $13.0 million (or $6.16 per BOE) for the three months ended March 31, 2015. On a unit-of-production basis, lease operating expenses were significantly lower and below the Company’s goal of $7.25 per BOE for all of 2015. The decrease achieved in LOE on a unit-of-production basis was attributable to several key factors including (1) the installation of permanent production facilities on almost all Eagle Ford properties, alleviating the need for the extended use of flowback equipment to produce newly completed Eagle Ford wells, (2) fewer cleanout operations on producing wells as a result of fracturing operations on newly drilled Eagle Ford wells, (3) a decrease in salt water disposal costs on a per barrel basis, particularly in the Permian Basin, (4) reduced service costs beginning to impact LOE and (5) a higher percentage of natural gas production, including a significant increase in Haynesville natural gas production, which typically has low operating costs due to its lack of associated oil and water production. A joint venture entity controlled by the Company drilled, completed and began injecting salt water into a new disposal well in the Wolf prospect area in Loving County, Texas in January 2015, which has begun to significantly impact water disposal costs in the Wolf prospect area; a second water disposal well is planned for this prospect area in the next few months.

Depletion, depreciation and amortization (“DD&A”)

Depletion, depreciation and amortization expenses increased 93% on an absolute basis, but decreased 2% on a unit-of-production basis, from $24.0 million (or $22.43 per BOE) for the three months ended March 31, 2014 to $46.5 million (or $21.96 per BOE) for the three months ended March 31, 2015. The increase in total DD&A expenses was attributable to the approximate doubling in oil and natural gas production from 1.1 million BOE to 2.1 million BOE between the respective periods. The decrease in unit-of-production DD&A expenses was attributable to the increase in estimated total proved oil and natural gas reserves of 45% from 54.6 million BOE at March 31, 2014 to 79.3 million BOE at March 31, 2015. This increase in total proved oil and natural gas reserves was primarily attributable to the continued development of the Company’s acreage in the Eagle Ford shale and the ongoing delineation and development of the Company’s acreage in the Permian Basin.

Full-cost ceiling impairment

Matador uses the full-cost method of accounting for its investments in oil and natural gas properties. Under this method of accounting, the net capitalized costs of oil and natural gas properties are limited to the lower of unamortized costs less related deferred income taxes or the cost center “ceiling,” defined as (1) the present value, discounted at 10%, of future net revenues of proved oil and natural gas reserves, reduced by the estimated costs of developing these reserves, plus (2) unproved and unevaluated property costs not being amortized, plus (3) the lower of cost or estimated fair value of unproved and unevaluated properties included in the costs being amortized, if any, less (4) income tax effects related to the properties involved. Any excess to the Company’s net capitalized costs above the cost center ceiling is charged to operations as a full-cost ceiling impairment. The need for a full-cost ceiling impairment is required to be assessed on a quarterly basis. The fair value of the Company’s derivative instruments is not included in the ceiling test computation.

Due to the sharp drop in commodity prices since mid-year 2014, the unweighted arithmetic average oil and natural gas prices that exploration and production companies are required to use in estimating total proved reserves and PV-10 has also declined significantly. At March 31, 2015, these average oil and natural gas prices were $79.21 per barrel and $3.88 per MMBtu, respectively, as compared to $91.48 per barrel and $4.35 per MMBtu at December 31, 2014. This decline in average commodity prices of approximately $12 per barrel and $0.50 per MMBtu had a significant impact on the overall discounted value of the Company’s proved oil and natural gas reserves. Thus, although Matador’s total proved oil and natural gas reserves grew by 15% in the first quarter of 2015 and the PV-10 of its proved reserves actually increased slightly to $1.07 billion at March 31, 2015 (as compared to $1.04 billion at December 31, 2014), the Company’s net capitalized costs less related deferred income taxes exceeded the full-cost ceiling by $42.8 million at March 31, 2015. As a result, Matador recorded a non-cash impairment charge of $67.1 million to its net capitalized costs and a deferred income tax credit of $24.3 million related to the full-cost ceiling limitation at March 31, 2015. These charges are reflected in the Company’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2015. It is important to note that this impairment charge reflects the sharp decline in commodity prices and if the weighted average oil and natural gas prices used to estimate total proved reserves had remained unchanged between the periods, the PV-10 of Matador’s proved oil and natural gas reserves would have been almost $1.35 billion, and no full-cost impairment would have been required. Given current commodity prices, the Company anticipates additional full-cost ceiling impairments may be dictated in future periods.

As a non-cash item, the full-cost ceiling impairment impacts the accumulated depletion and the net carrying value of the Company’s assets on its consolidated balance sheet, as well as the corresponding consolidated shareholders’ equity, but it has no impact on the Company’s consolidated cash flows or Adjusted EBITDA as reported.

General and administrative (“G&A”)

General and administrative expenses increased 86% on an absolute basis, but decreased 6% on a unit-of-production basis, going from $7.2 million (or $6.74 per BOE) for the three months ended March 31, 2014 to $13.4 million (or $6.34 per BOE) for the three months ended March 31, 2015. The increase in G&A expenses for the three months ended March 31, 2015 was largely attributable to increased payroll expenses associated with additional personnel joining Matador between the respective periods in all aspects of the Company’s business, including land, geoscience, drilling, completion and production operations, accounting and administration, and including the addition of 29 new employees in Roswell, New Mexico as a result of the HEYCO merger. Approximately $2.2 million of the increased G&A expenses were attributable to one-time, non-recurring due diligence costs and other fees and expenditures associated with the HEYCO merger. Because this transaction was a business combination and not solely an asset purchase, these transaction costs were required to be expensed. G&A expenses also included approximately $2.3 million in non-cash, stock-based compensation expense in the first quarter of 2015, as compared to $1.8 million in the first quarter of 2014 and $0.9 million in the fourth quarter of 2014. The increase in stock-based compensation costs reflected new awards made during the first quarter of 2015 and the continued expense associated with prior awards, but also included the increased costs associated with the Company’s liability-based stock option awards resulting from the increase in Matador’s share price from $20.23 at December 31, 2014 to $21.92 at March 31, 2015. Non-cash, stock-based compensation costs added approximately $1.4 million in additional G&A expense between the fourth quarter of 2014 and the first quarter of 2015, while non-recurring costs associated with the HEYCO merger added approximately $2.2 million in additional G&A expenses. Taken together, these items were responsible for approximately $3.6 million in additional G&A expense sequentially or about $1.70 per BOE.

Proved Reserves and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at March 31, 2015, December 31, 2014 and March 31, 2014.

	At March 31, 2015	At December 31, 2014	At March 31, 2014
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	32,506	24,184	16,919
Natural Gas (Bcf)(4)	280.5	267.1	225.9
Total (MBOE)(5)	79,262	68,693	54,563
Estimated proved developed reserves:
Oil (MBbl)(3)	15,889	14,053	8,999
Natural Gas (Bcf)(4)	104.7	102.8	56.1
Total (MBOE)(5)	33,340	31,185	18,349
Percent developed	42.1%	45.4%	33.6%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	16,617	10,131	7,920
Natural Gas (Bcf)(4)	175.8	164.3	169.8
Total (MBOE)(5)	45,922	37,508	36,214
PV-10 (in millions)(6)	$1,070.1	$1,043.4	$739.8
Standardized Measure (in millions)	$949.2	$913.3	$653.6

(1) Numbers in table may not total due to rounding.
(2) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquid-rich natural gas.
(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversion of one barrel of oil per six thousand cubic feet of natural gas.
(6) PV-10 is a non-GAAP financial measure. For a reconciliation of Standardized Measure (GAAP) to PV-10 (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Matador’s estimated total proved oil and natural gas reserves were 79.3 million BOE at March 31, 2015, including 32.5 million barrels of oil and 280.5 billion cubic feet of natural gas, with a PV-10, a non-GAAP financial measure, of $1.07 billion (Standardized Measure of $949.2 million), an increase of 15% as compared to estimated total proved oil and natural gas reserves of 68.7 million BOE at December 31, 2014, including 24.2 million barrels of oil and 267.1 billion cubic feet of natural gas, with a PV-10 of $1.04 billion (Standardized Measure of $913.3 million), and an increase of 45% as compared to 54.6 million BOE at March 31, 2014, including 16.9 million barrels of oil and 225.9 billion cubic feet of natural gas, with a PV-10 of $739.8 million (Standardized Measure of $653.6 million).

Proved oil reserves increased 34% in the first quarter of 2015 from 24.2 million barrels at December 31, 2014 to 32.5 million barrels at March 31, 2015, and increased 92% (almost double) year-over-year from 16.9 million barrels at March 31, 2014. At March 31, 2015, approximately 41% of the Company’s total proved reserves were oil and 59% were natural gas. By comparison, at March 31, 2014, approximately 31% of the Company’s total proved reserves were oil and 69% were natural gas. In addition, Matador has increased the proved developed component of its total proved reserves from 34% at March 31, 2014 to 42% at March 31, 2015.

The PV-10 of $1.07 billion at March 31, 2015, based on SEC pricing, represented a 45% year-over-year increase as compared to $739.8 million at March 31, 2014 and a 3% increase from $1.04 billion at December 31, 2014. Both the total proved oil and natural gas reserves and the PV-10 were all-time highs for the Company. The unweighted arithmetic averages of first-day-of-the-month oil and natural gas prices used in preparing these estimates were $79.21 per barrel and $3.88 per MMBtu, respectively, for the 12 months ended March 31, 2015, $91.48 per barrel and $4.35 per MMBtu, respectively, for the 12 months ended December 31, 2014 and $94.92 per barrel and $3.99 per MMBtu, respectively, for the 12 months ended March 31, 2014. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the oil and natural gas prices received at the wellhead. Due to the sharp decline in commodity prices since mid-year 2014, the unweighted arithmetic average commodity prices used to evaluate oil and natural gas reserves have also declined sharply.

Matador reports its production and estimated proved reserves in two streams: an oil stream and a natural gas stream, which includes both dry natural gas and liquids-rich natural gas. Where the Company produces liquids-rich natural gas, as it does in the Eagle Ford shale in South Texas and the Permian Basin in Southeast New Mexico and West Texas, the economic value of the natural gas liquids associated with the natural gas is included as an uplift to the estimated natural gas wellhead price on those properties where the natural gas liquids are extracted and sold. The reserves estimates in all periods presented were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

As a result of its drilling, completion and delineation activities in West Texas and Southeast New Mexico in 2014 and the first quarter of 2015, including the addition of the HEYCO properties in the first quarter of 2015, Matador’s Permian Basin oil and natural gas reserves are becoming a more significant component of the Company’s total oil and natural gas reserves. Matador’s estimated Permian Basin proved oil and natural gas reserves increased from 3.8 million BOE at March 31, 2014, or only 7% of the Company’s total proved oil and natural gas reserves, including 2.4 million barrels of oil and 8.5 billion cubic feet of natural gas, to 22.9 million BOE, or 29% of the Company’s total proved oil and natural gas reserves, including 15.0 million barrels of oil and 47.6 billion cubic feet of natural gas, at March 31, 2015.

For a reconciliation of Standardized Measure (GAAP) to PV-10 (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations Update

Matador was operating five drilling rigs, two rigs in the Eagle Ford and three rigs in the Permian Basin, at the beginning of 2015, but had reduced its operated drilling rigs to two by the end of the first quarter of 2015, with both operating in the Permian Basin. The Company is currently running two rigs in the Permian Basin, one in Loving County, Texas and the other in Eddy County, New Mexico and currently plans to operate at least two drilling rigs in the Permian Basin for the remainder of 2015. Matador may add a third drilling rig in the Permian Basin as early as late summer depending on commodity prices and improved well economics resulting from higher recoveries, realized savings from various operating efficiencies and cost savings from vendors. The Company has now completed its planned operated drilling and completion activities in the Eagle Ford shale for 2015. Matador expects to continue to participate in several non-operated Haynesville shale wells drilled by a subsidiary of Chesapeake Energy Corporation (“Chesapeake”) and other non-operating partners during the remainder of 2015. These non-operated Haynesville wells are expected to require less than 5% of the Company’s 2015 capital budget.

Permian Basin - Southeast New Mexico and West Texas

During the first quarter of 2015, Matador completed and began producing oil and natural gas from five gross (3.5 net) wells in the Permian Basin, including four gross (3.4 net) operated wells and one gross (0.1 net) non-operated well. Matador completed two operated wells in its Wolf prospect area in Loving County, Texas—the Barnett 90-TTT-B01-WF #201H and the Barnett 90-TTT-B01-WF #205H wells—and two operated wells in its Rustler Breaks prospect area in Eddy County, New Mexico—the Guitar 10-24S-28E RB #202H and the Tiger 14-24S-28E RB #224H wells. The Barnett 90-TTT-B01-WF #201H and the Barnett 90-TTT-B01-WF #205H wells began producing in February, and the Guitar 10-24S-28E RB #202H and the Tiger 14-24S-28E RB #224H wells were completed and began producing in late March. As a result, these four wells did not contribute fully to production volumes for the first quarter of 2015.

Nonetheless, Matador’s Permian Basin production has increased significantly in the past year. The Company’s total Permian Basin production for the first quarter of 2015 was 3,546 BOE per day, consisting of 2,467 barrels of oil per day and 6.5 million cubic feet of natural gas per day, more than triple its Permian Basin total production of 1,066 BOE per day, consisting of 904 barrels of oil per day and 1.0 million cubic feet of natural gas per day, in the first quarter of 2014. The Permian Basin contributed approximately 22% of Matador’s daily oil production and approximately 9% of its daily natural gas production in the first quarter of 2015, as compared to only about 12% of its daily oil production and approximately 4% of its daily natural gas production in the first quarter of 2014.

Wolf Prospect Area

Matador is pleased to announce the 24-hour initial potential test results from the Billy Burt 90-TTT-B33 WF #202H well in the Wolf prospect area in Loving County, Texas. The Billy Burt lease is the farthest northwest tract in the Company’s Wolf prospect area. The Billy Burt 90-TTT-B33 WF #202H well is the first of two heel-to-heel horizontal wells drilled in batch mode and completed back-to-back. Both wells were completed in the Wolfcamp “A”/“X” sand at the top of the Wolfcamp formation; this is the zone that most of the Company’s horizontal completions in the Wolf prospect have tested thus far. The Billy Burt 90-TTT-B33 WF #202H well was drilled and completed in the Wolfcamp “A”/“X” sand at approximately 10,850 feet true vertical depth and has a completed lateral length of 5,879 feet. Matador completed this well with 20 frac stages including 181,000 barrels of fluid and 12 million pounds of sand. During its 24-hour initial potential test, the Billy Burt 90-TTT-B33 WF #202H well flowed 1,028 BOE per day (66% oil), consisting of 683 barrels of oil per day and 2.1 million cubic feet of natural gas per day, at 3,025 psi on a 26/64-inch choke. The second well, the Billy Burt 90-TTT-B33 WF #203H well, was drilled and completed in the Wolfcamp “A”/“X” sand at approximately 10,750 feet true vertical depth and has a completed lateral length of 7,378 feet. Matador completed this well with 25 frac stages including 222,000 barrels of fluid and 15 million pounds of sand. The Billy Burt 90-TTT-B33 WF #203H well has begun to flow back after its fracture treatment, but is still cleaning up. Early results are encouraging, but given the longer lateral and the much larger fracture treatment pumped on this well, Matador anticipates this well may be slower to clean up than previous wells in the Wolf prospect area. The Company expects to conduct a 24-hour initial potential test on this well soon and will release the results in a future operational update.

Matador is currently running one rig on its Wolf prospect in Loving County, Texas and plans to continue running one rig in this area for the remainder of 2015. This rig is currently drilling a pair of Wolfcamp “A”/“X” and “Y” sand wells in batch mode on Matador’s Johnson leasehold. Matador is very pleased to announce that the first of these two Johnson wells was drilled from surface to total depth in only 23 days. This is almost twice as fast as the average of 43 days for previous wells drilled in the Wolf prospect area and reflects the significant operational efficiencies being achieved in Matador’s drilling operations, including using the two new custom-built, state-of-the-art drilling rigs designed specifically for its Permian Basin operations, along with many other operational improvements. The Company estimates that this increased drilling efficiency may result in cost savings of approximately $1.5 to $2.0 million per well compared to early Wolfcamp wells drilled in the Wolf prospect area. In addition, Matador plans to use recycled produced water for the first time during the upcoming fracture treatments on these two Johnson wells, and anticipates an average savings of over $300,000 per well on the Johnson lease, thus reducing Matador’s stimulation costs further. If successful, the Company will look to use more recycled produced water in its future operations in this area and on its other Permian Basin prospects.

Matador also continues to make steady progress with its midstream projects in the Loving County area. The first salt water disposal well drilled by a joint venture that Matador controls was placed in service in January 2015 and is currently injecting about 13,500 barrels of salt water per day. This well resulted in significant water disposal savings to Matador during the first quarter of 2015, as reflected in the Company’s improved lease operating expenses. The joint venture entity is planning to drill a second salt water disposal well in this area shortly and should begin disposing of third-party salt water through the existing facility very soon. Matador is also making steady progress on the construction of its cryogenic natural gas processing plant located near its Wolf producing properties capable of processing 30 to 35 million cubic feet of natural gas per day, which is scheduled to be on line in early August.

Rustler Breaks Prospect Area

As announced on April 6, 2015, in the Rustler Breaks prospect area in Eddy County, New Mexico, the Guitar 10-24S-28E RB #202H and the Tiger 14-24S-28E RB #224H wells tested two new horizons within the Wolfcamp formation. The Guitar 10-24S-28E RB #202H well was drilled and completed in the Wolfcamp “A”/“X-Y” sand at the top of the Wolfcamp “A” formation at approximately 9,550 feet true vertical depth. This well has a completed lateral length of 4,232 feet, and Matador completed the well with 18 frac stages, including approximately 164,000 barrels of fluid and 8.3 million pounds of sand. During its 24-hour initial potential test, the Guitar 10-24S-28E RB #202H well flowed 1,273 BOE per day (79% oil), consisting of 1,008 barrels of oil per day and 1.6 million cubic feet of natural gas per day, at 2,190 psi on a 26/64-inch choke. To Matador’s knowledge, this was one of the first wells to test the Wolfcamp “A”/“X-Y” sand horizontally in southern Eddy County, New Mexico. This interval is the stratigraphic equivalent of the highly productive Wolfcamp “A”/“X-Y” intervals being completed in the Wolf prospect in Loving County, Texas. In its first 1.5 months of production, including the initial cleanup phase, this well has produced 38,000 BOE (78% oil), consisting of 30,000 barrels of oil and 51 million cubic feet of natural gas, and was recently producing 700 barrels of oil per day and 1.3 million cubic feet of natural gas per day at 1,800 psi flowing surface pressure on a 24/64-inch choke. Early production from this well is following the Company’s 700,000 BOE type curve established for the “A”/“X-Y” sands in the Rustler Breaks area.

The Tiger 14-24S-28E RB #224H well was drilled and completed in the lower portion of the Wolfcamp “B” formation at approximately 10,500 feet true vertical depth. This Wolfcamp “B” target is approximately 300 feet lower stratigraphically than the zone from which the Rustler Breaks 12-24S-27E RB #224H well (formerly the Rustler Breaks 12-24-27 #1H), the Company’s initial Wolfcamp “B” well in the Rustler Breaks prospect area, is producing. The Tiger 14-24S-28E RB #224H well has a completed lateral length of 4,376 feet, and Matador completed the well with 21 frac stages, including approximately 170,000 barrels of fluid and 8.8 million pounds of sand. During its 24-hour initial potential test, the well flowed 1,525 BOE per day (43% oil), consisting of 650 barrels of oil per day and 5.3 million cubic feet of natural gas per day, at 3,900 psi on a 26/64-inch choke. This successful test of the lower portion of the Wolfcamp “B” was also encouraging because Matador believes that the upper and lower portions of the Wolfcamp “B” may be even more effectively developed in a staggered “W”-type pattern on 80-acre spacing. In about one month of production, including its initial cleanup phase, the Tiger 14-24S-28E RB #224H well has produced about 48,000 BOE (45% oil), consisting of just over 21,000 barrels of oil and 159 million cubic feet of natural gas, and was recently still producing 650 barrels of oil per day and 4.7 million cubic feet of natural gas per day at 3,300 psi on a 24/64-inch choke. Early production from this well is following Matador’s 1,000,000 BOE type curve established for the Wolfcamp “B” in the Rustler Breaks area.

The initial Wolfcamp “B” well drilled in the Rustler Breaks area, the Rustler Breaks 12-24S-27E RB #224H well, also continues to perform very well. After approximately one year of production, this well has produced 170,000 BOE (42% oil), consisting of 72,000 barrels of oil and almost 600 million cubic feet of natural gas, and was recently producing 125 barrels of oil per day and 1.2 million cubic feet of natural gas per day. Matador’s current estimated ultimate recovery for this well is about 650,000 BOE, although the well is currently tracking above the Company’s 700,000 BOE type curve established for the Wolfcamp “B” in the Rustler Breaks area.

Matador is currently running one rig in the Rustler Breaks prospect area in Eddy County, New Mexico and plans to continue running one rig in Eddy and Lea Counties, New Mexico for the remainder of 2015. This rig has recently completed drilling Matador’s first test of the Second Bone Spring sand in the Rustler Breaks area.

Ranger Prospect Area

Matador is also pleased to announce the results of the Cimarron 16-19S-34E RN #134H well, a Third Bone Spring test, in the Company’s Ranger prospect area. The Cimarron 16-19S-34E RN #134H well was drilled and completed in the Third Bone Spring formation at approximately 10,730 feet true vertical depth. This well has a completed lateral length of 4,051 feet, and Matador completed the well with 11 frac stages, including approximately 84,000 barrels of fluid and 5.4 million pounds of sand. During its 24-hour initial potential test, the Cimarron 16-19S-34E RN #134H well flowed 804 BOE per day (94% oil), consisting of 754 barrels of oil per day and 303 thousand cubic feet of natural gas per day, at 725 psi on a 26/64-inch choke. The Company considers this to be a strong test of the Third Bone Spring, which illustrates the potential for this interval of the Bone Spring as a viable completion target throughout the Ranger prospect area, including portions of the recently added HEYCO acreage. In addition to the successful initial potential test on this well, Matador drilled and completed this well for approximately $5.3 million, significantly less than expected. This result further illustrates the operational efficiencies Matador is realizing as it gains more experience drilling and completing wells in the Permian Basin.

Matador has also recently completed an offsetting well to its initial well in the Ranger prospect area, the Ranger State 33-20S-35E RN #121H well (formerly the Ranger 33 State Com #1H), in a lower bench of the Second Bone Spring sand. This offset well, the Ranger State 33-20S-35E RN #122H, has started to flow back after its stimulation treatment, but Matador has not yet conducted an initial potential test on this well. Similar to the Ranger State 33-20S-35E RN #121H well, this well is expected to clean up slowly, and Matador has installed gas lift on this well early in order to assist with the well’s cleanup. This approach is similar to the Company’s approach on the Ranger State 33-20S-35E RN #121H and the Pickard State 20-18S-34E RN #121H (formerly the Pickard State 20-18-34 #1H) wells, which were both completed in the Second Bone Spring as well.

The Ranger State 33-20S-35E RN #121H (Second Bone Spring) and the Pickard State 20-18S-34E RN #121H (Second Bone Spring) wells have both continued to perform very well. After about 17 months of production, the Ranger State 33-20S-35E RN #121H well has produced 197,000 BOE (91% oil), consisting of 179,000 barrels of oil and 105 million cubic feet of natural gas, and prior to being shut in for the offsetting well’s completion operations, this well was producing 250 barrels of oil per day and 200 thousand cubic feet of natural gas per day. Matador’s estimated ultimate recovery for this well is approximately 650,000 BOE. After just over nine months of production, the Pickard State 20-18S-34E RN #121H well has produced 100,000 BOE (93% oil), consisting of 93,000 barrels of oil and 43 million cubic feet of natural gas, and was recently producing about 250 barrels of oil per day and 120 thousand cubic feet of natural gas per day. The performance of the Pickard State 20-18S-34E RN #121H well has improved in recent months, and this well is now tracking a 600,000 BOE type curve established for the Second Bone Spring in the Ranger area.

Eagle Ford Shale - South Texas

During the first quarter of 2015, Matador completed and began producing oil and natural gas from 14 gross (14.0 net) Eagle Ford wells, all of which were operated wells. Since that time, the Company has completed and placed on production three gross (3.0 net) additional Eagle Ford wells. Matador has now completed its planned operated Eagle Ford drilling and completion operations for 2015. At December 31, 2014, over 95% of the Company’s Eagle Ford acreage was either held by production or not burdened by lease expirations until 2016 or later.

As announced on April 6, 2015, during the last two weeks of March 2015, the Company placed on production eight gross (8.0 net) Eagle Ford wells on its Bishop-Brogan properties located adjacent to the Company’s Danysh/Pawelek leases on its central acreage in Karnes County, Texas. These eight wells were developed using the batch drilling method in groups of four wells each on approximately 40-acre spacing and were completed with Matador’s Generation 7 fracture treatment. The eight wells had average initial production rates of 902 BOE per day (88% oil) on 14/64-inch chokes at an average flowing casing pressure of 3,105 psi, making them some of the best wells Matador has drilled in the Eagle Ford shale play. The combination of operational efficiencies from batch development and other drilling improvements and service cost reductions resulted in an average well cost of approximately $5.3 million for these Bishop-Brogan wells, which was almost 20% below original estimates and resulted in aggregate savings of about $9 million compared to the costs originally budgeted for these eight wells. Matador intends to use many of these improved drilling and completion practices in its Wolf, Ranger, Rustler Breaks and Twin Lakes prospect areas as it continues the delineation and development efforts in its Permian Basin operations.

While drilling and completing its last three Eagle Ford wells for 2015 in La Salle County, Texas—two wells on Martin Ranch and one well on its Pena lease, Matador achieved its all-time lowest well costs in this area. The two Martin Ranch wells were drilled and completed for approximately $5.2 million, and the Pena well in the northwest portion of the county, where the Eagle Ford is somewhat shallower, was drilled and completed for under $4.5 million. These costs compared to more typical costs of $6.0 to $6.5 million for Eagle Ford wells drilled on Matador’s western acreage in 2014. These well costs reflect both Matador’s continued operational improvements in drilling and completing Eagle Ford wells, as well as reductions in service costs, particularly for completion and stimulation operations, realized throughout the early months of 2015.

Haynesville Shale - Northwest Louisiana and East Texas

Matador continues to be pleased with the performance of various Haynesville shale wells being completed and placed on production by Chesapeake in the Company’s Elm Grove properties in Northwest Louisiana this year. Chesapeake placed seven gross (1.2 net) additional Haynesville shale wells on production in the first quarter of 2015. These wells had initial production rates ranging from 12 to 15 million cubic feet of natural gas per day (gross) at flowing tubing pressures of 6,000 to 8,000 psi. Further, Chesapeake has drilled and completed these wells for an average of $7 to $8 million, below the Company’s expectations. Along with the 14 gross (3.3 net) Haynesville wells Chesapeake placed on production in 2014, these new wells have contributed to a significant increase in Matador’s natural gas production rate from approximately 58 million cubic feet of natural gas per day in the fourth quarter of 2014 to approximately 80 million cubic feet of natural gas per day in the last two weeks of March 2015. Matador’s average daily natural gas production from the Haynesville increased more than five-fold year-over-year from about 9.5 million cubic feet per day in the first quarter of 2014 to 50.6 million cubic feet per day in the first quarter of 2015. Chesapeake is currently in the process of drilling five gross (1.1 net) wells using two drilling rigs on the Company’s Elm Grove properties in southern Caddo Parish. The Company anticipates that these wells will significantly contribute to total production in the second half of 2015.

Capital Expenditures

Matador had initially projected to achieve service cost reductions of 15 to 20% throughout most of 2015, and these cost savings were reflected in its capital expenditures estimate of $350 million (excluding capital expenditures associated with the HEYCO merger) for 2015. As indicated in the preceding Operations Update, however, Matador has observed cost savings of 30 to 40% or more on certain services in recent months. As a result of these service cost reductions as well as significant efficiencies and cost-saving measures being achieved in the Company’s drilling, completion and production operations, recent well costs (and lease operating costs) have started to come in below original estimates. Nevertheless, at this time, Matador has elected to maintain its capital budget guidance at $350 million (excluding capital expenditures associated with the HEYCO merger) for 2015. As noted above, the Company is considering adding a third drilling rig to its Delaware Basin operations as early as late summer 2015, which would absorb some of these capital savings. Further, as Matador continues to improve its drilling efficiency in the Delaware Basin, it is likely that additional wells may be drilled with the two existing drilling rigs and subsequently completed that were not anticipated as part of the original budget estimates for 2015.

Liquidity Update

At March 31, 2015, the borrowing base under the Company’s revolving credit facility was $450.0 million. At March 31, 2015, Matador had cash on hand totaling approximately $6.1 million, $410.0 million of outstanding long-term borrowings, $12.0 million in short-term borrowings assumed in the HEYCO merger and approximately $0.6 million in outstanding letters of credit. During the three months ended March 31, 2015, these borrowings bore interest at an average effective interest rate of 2.9% per annum.

On April 6, 2015, the Company received notice that the borrowing base under Matador’s revolving credit facility would be unanimously reaffirmed at $450.0 million and the conforming borrowing base would be unanimously reaffirmed at $375.0 million by its lenders, based on the lenders’ review of the Company’s proved oil and natural gas reserves at December 31, 2014. Matador’s borrowing base does not yet reflect any contributions from the reserves acquired as part of the HEYCO merger, as these reserves were not included as part of Matador’s total proved reserves at December 31, 2014 and have not yet been reviewed by the Company’s lending group.

On April 14, 2015, Matador issued $400 million of 6.875% senior unsecured notes due 2023 at par value, receiving net proceeds of approximately $392 million. With the closing of its senior unsecured notes offering, Matador’s borrowing base became the conforming borrowing base in accordance with the terms of the credit facility, and the lenders reaffirmed the conforming borrowing base at $375.0 million. Using the proceeds from the senior unsecured notes offering, the Company repaid $380.0 million in outstanding borrowings under its credit facility, as well as the approximately $12.0 million in debt assumed as part of the HEYCO merger.

On April 21, 2015, Matador successfully completed a public offering of 7,000,000 shares of its common stock, receiving net proceeds of approximately $188 million. Matador used a portion of the net proceeds from this offering to repay all remaining outstanding borrowings under its credit facility. At May 6, 2015, the Company had no borrowings outstanding under its credit facility and approximately $0.6 million in outstanding letters of credit issued pursuant to the credit facility. At May 6, 2015, Matador had approximately $100 million in cash on hand and almost $500 million in liquidity with which to conduct its future operations.

Matador intends to use the remaining net proceeds from its equity offering to fund portions of its future capital expenditures, including the possible addition of a third drilling rig in the Permian Basin in the next six to nine months (and perhaps as early as late summer), for targeted acquisitions of additional acreage in the Permian Basin, as well as in the Eagle Ford and the Haynesville shale, and for other general working capital needs. Pending such uses, Matador intends to invest the funds in short-term marketable securities.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity. As a result of the recent increase in oil prices during the month of April 2015, Matador added to its oil hedges for both the remainder of 2015 and into 2016, all in the form of costless collars.

At May 6, 2015, Matador had the following hedges in place, in the form of costless collars and swaps, for the remainder of 2015.

•	Approximately 2.2 million barrels of oil at a weighted average floor price of $67 per barrel and a weighted average ceiling price of $85 per barrel.

•	Approximately 9.9 billion cubic feet of natural gas at a weighted average floor price of $3.28 per MMBtu and a weighted average ceiling price of $3.96 per MMBtu.

•	Approximately 2.5 million gallons of natural gas liquids at a weighted average price of $1.02 per gallon.

Matador estimates that it now has approximately 80% of its anticipated oil production and approximately 70% of its anticipated natural gas production hedged for the remainder of 2015 based on the midpoint of its production guidance.

At May 6, 2015, Matador had the following hedges in place, in the form of costless collars and swaps, for 2016.

•	Approximately 1.6 million barrels of oil at a weighted average floor price of $47 per barrel and a weighted average ceiling price of $75 per barrel.

•	Approximately 2.4 billion cubic feet of natural gas at a weighted average floor price of $2.75 per MMBtu and a weighted average ceiling price of $3.50 per MMBtu.

2015 Guidance

At May 6, 2015, Matador increased its full-year 2015 oil production guidance from 4.0 to 4.2 million barrels to 4.1 to 4.3 million barrels. Matador reaffirmed all other full-year 2015 guidance estimates as provided at its Analyst Day presentation on February 5, 2015 and subsequently reaffirmed on March 2, 2015 and April 6, 2015, including (1) capital expenditures of $350 million (excluding capital expenditures associated with the HEYCO merger), (2) total natural gas production of 24.0 to 26.0 billion cubic feet, (3) oil and natural gas revenues of $270 to $290 million and (4) Adjusted EBITDA of $200 to $220 million. Oil and natural gas revenues and Adjusted EBITDA guidance are based on an estimated weighted average realized oil price of $50.00 per barrel of oil and an estimated weighted average realized natural gas price of $3.00 per thousand cubic feet for all of 2015.

Conference Call Information

The Company will host a live conference call on Thursday, May 7, 2015, at 9:00 a.m. Central Time to review first quarter 2015 financial results and operational highlights. To access the conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 38327760. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through Sunday, May 31, 2015.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Permian Basin in Southeast New Mexico and West Texas and the Eagle Ford shale play in South Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance; general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions, including the HEYCO merger; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador's SEC filings, including the “Risk Factors” section of Matador's most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2015	December 31, 2014
ASSETS
Current assets
Cash	$6,061	$8,407
Restricted cash	991	609
Accounts receivable
Oil and natural gas revenues	26,349	28,976
Joint interest billings	12,924	6,925
Other	7,114	9,091
Derivative instruments	47,011	55,549
Lease and well equipment inventory	1,718	1,212
Prepaid expenses	3,025	2,554
Total current assets	105,193	113,323
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	1,785,208	1,617,913
Unproved and unevaluated	449,042	264,419
Other property and equipment	64,610	43,472
Less accumulated depletion, depreciation and amortization	(717,330)	(603,732)
Net property and equipment	1,581,530	1,322,072
Other assets
Other assets	703	896
Total other assets	703	896
Total assets	$1,687,426	$1,436,291
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$61,476	$17,526
Accrued liabilities	128,845	109,502
Royalties payable	11,932	14,461
Note payable	11,982	—
Advances from joint interest owners	1,378	—
Deferred income taxes	16,462	19,751
Income taxes payable	—	444
Other current liabilities	123	103
Total current liabilities	232,198	161,787
Long-term liabilities
Borrowings under Credit Agreement	410,000	340,000
Asset retirement obligations	13,275	11,640
Derivative instruments	19	—
Deferred income taxes	106,649	53,783
Other long-term liabilities	2,451	2,540
Total long-term liabilities	532,394	407,963
Shareholders’ equity
Preferred stock - Series A, $0.01 par value, 2,000,000 shares authorized; 150,000 and zero shares issued and outstanding, respectively	1	—
Common stock - $0.01 par value, 80,000,000 shares authorized; 76,844,899 and 73,373,744 shares issued; and 76,780,402 and 73,342,777 shares outstanding, respectively	769	734
Additional paid-in capital	830,824	724,819
Retained earnings	90,621	140,855
Treasury stock, at cost, 64,497 and 30,967 shares, respectively	—	—
Total Matador Resources Company shareholders’ equity	922,215	866,408
Non-controlling interest in subsidiary	619	133
Total shareholders' equity	922,834	866,541
Total liabilities and shareholders’ equity	$1,687,426	$1,436,291

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2015	2014
Revenues
Oil and natural gas revenues	$62,465	$78,931
Realized gain (loss) on derivatives	18,504	(1,843)
Unrealized loss on derivatives	(8,557)	(3,108)
Total revenues	72,412	73,980
Expenses
Production taxes and marketing	7,049	6,006
Lease operating	13,046	9,351
Depletion, depreciation and amortization	46,470	24,030
Accretion of asset retirement obligations	112	117
Full-cost ceiling impairment	67,127	—
General and administrative	13,413	7,219
Total expenses	147,217	46,723
Operating (loss) income	(74,805)	27,257
Other income (expense)
Net loss on asset sales and inventory impairment	(97)	—
Interest expense	(2,070)	(1,396)
Interest and other income	384	38
Total other expense	(1,783)	(1,358)
(Loss) income before income taxes	(76,588)	25,899
Income tax (benefit) provision
Current	—	1,275
Deferred	(26,390)	8,261
Total income tax (benefit) provision	(26,390)	9,536
Net (loss) income	(50,198)	16,363
Net income attributable to non-controlling interest in subsidiary	(36)	—
Net (loss) income attributable to Matador Resources Company shareholders	$(50,234)	$16,363
Earnings (loss) per common share
Basic	$(0.68)	$0.25
Diluted	$(0.68)	$0.25
Weighted average common shares outstanding
Basic	73,819	65,684
Diluted	73,819	66,229

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2015	2014
Operating activities
Net (loss) income	(50,198)	$16,363
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Unrealized loss on derivatives	8,557	3,108
Depletion, depreciation and amortization	46,470	24,030
Accretion of asset retirement obligations	112	117
Full-cost ceiling impairment	67,127	—
Stock-based compensation expense	2,337	1,795
Deferred income tax (benefit) provision	(26,390)	8,261
Net loss on asset sales and inventory impairment	97	—
Changes in operating assets and liabilities
Accounts receivable	2,140	(6,941)
Lease and well equipment inventory	(112)	(31)
Prepaid expenses	(364)	(424)
Other assets	193	(466)
Accounts payable, accrued liabilities and other current liabilities	45,703	(16,540)
Royalties payable	(2,907)	1,597
Advances from joint interest owners	1,378	—
Income taxes payable	(444)	1,275
Other long-term liabilities	(353)	(199)
Net cash provided by operating activities	93,346	31,945
Investing activities
Oil and natural gas properties capital expenditures	(127,440)	(92,891)
Expenditures for other property and equipment	(14,241)	(1,007)
Business combination, net of cash acquired	(24,028)	—
Restricted cash in less than wholly-owned subsidiary	(383)	—
Net cash used in investing activities	(166,092)	(93,898)
Financing activities
Borrowings under Credit Agreement	70,000	70,000
Proceeds from stock options exercised	—	6
Capital commitment from non-controlling interest in subsidiary	450	—
Taxes paid related to net share settlement of stock-based compensation	(50)	—
Net cash provided by financing activities	70,400	70,006
Increase (decrease) in cash	(2,346)	8,053
Cash at beginning of period	8,407	6,287
Cash at end of period	$6,061	$14,340

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are forward-looking or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

	Three Months Ended
(In thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Unaudited Adjusted EBITDA Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company shareholders	$(50,234)	$46,563	$16,363
Interest expense	2,070	1,649	1,396
Total income tax (benefit) provision	(26,390)	27,701	9,536
Depletion, depreciation and amortization	46,470	43,767	24,030
Accretion of asset retirement obligations	112	134	117
Full-cost ceiling impairment	67,127	—	—
Unrealized loss (gain) on derivatives	8,557	(50,351)	3,108
Stock-based compensation expense	2,337	857	1,795
Net loss on asset sales and inventory impairment	97	—	—
Adjusted EBITDA	$50,146	$70,320	$56,345

	Three Months Ended
(In thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$93,346	$71,123	$31,945
Net change in operating assets and liabilities	(45,234)	56	21,729
Interest expense	2,070	1,649	1,396
Current income tax (benefit) provision	—	(2,525)	1,275
Net (income) loss attributable to non-controlling interest in subsidiary	(36)	17	—
Adjusted EBITDA	$50,146	$70,320	$56,345

Adjusted Net Income and Adjusted Earnings Per Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment tests, if any, and nonrecurring transaction costs for certain acquisitions along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

Three Months Ended March 31, 2015
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Loss:
Net loss attributable to Matador Resources Company shareholders	$(50,234)
Deferred income tax benefit	(26,390)
Loss attributable to Matador Resources Shareholders before taxes	(76,624)
Less non-recurring and unrealized charges to net income before taxes:
Full-cost ceiling impairment	67,127
Unrealized loss on derivatives	8,557
Non-recurring transaction costs associated with the HEYCO merger	2,235
Adjusted income attributable to Matador Resources Shareholders before taxes	1,295
Income tax expense	442
Adjusted net income attributable to Matador Resources Company shareholders	$853

Basic weighted average shares outstanding, without participating securities	73,819
Dilutive effect of participating securities	767
Weighted average shares outstanding, including participating securities - basic	74,586
Dilutive effect of options, restricted stock units and preferred shares	919
Weighted average common shares outstanding - diluted	75,505
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.01
Diluted	$0.01

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing PV-10 by the discounted future income taxes associated with such reserves. Where references are hypothetical in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such amounts are estimations and/or approximations. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

(in millions)	At March 31, 2015	At December 31, 2014	At March 31, 2014
PV-10	$1,070.1	$1,043.4	$739.8
Discounted future income taxes	(120.9)	(130.1)	(86.2)
Standardized Measure	$949.2	$913.3	$653.6